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                                   EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATIONS
                        OF RIGHTS AND PREFERENCES OF THE
                     SERIES A 7% CONVERTIBLE PREFERRED STOCK
                                       OF
                              AMEDIA NETWORKS, INC.


        Pursuant to the authority expressly granted and vested in the Board of Directors (the "Board of Directors" or the "Board") of Amedia Networks, Inc. (the "Company") by the Delaware General Corporation Law (the "Corporation Law") and the provisions of the Company's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series A 7% Convertible Preferred Stock (the "Certificate of Designations") on July 28, 2004:

        RESOLVED: That the designations, powers, preferences and rights of the Series A 7% Convertible Preferred Stock be, and they hereby are, as set forth below:

                            I. DESIGNATION AND AMOUNT

        The designation of this series, which consists of 52,500 shares of Preferred Stock, par value $.001 per share, is the Series A 7% Convertible Preferred Stock (the "Designated Preferred Stock").

                             II. CERTAIN DEFINITIONS

        For purposes of this Certificate of Designation, the following terms shall have the following meanings:.

        "Adjusted Conversion Price" has the meaning ascribed to it in the Securities Purchase Agreement.

        "Automatic Conversion Date" means the date which is the last day of the calendar month in which the fifth anniversary of the Closing Date occurs; subject to deferral as provided in Paragraph A of Article IV hereof.

        "Buy-In Adjustment Amount" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares (as those terms are defined in
Article IV Paragraph B(7)) over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In (as defined in Article IV Paragraph B(7)) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Converting Holder will be $1,000.

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        "Closing Sale Price" means the 4:00 P.M. closing sale price (in U.S.
Dollars) of the Common Stock on the Principal Trading Market on the relevant Trading Day(s), as reported by the Reporting Service.

        "Closing Date" means the Initial Closing Date (as defined in the Securities Purchase Agreement).

        "Commencement Date" means the earlier of (i) the date which is sixty-five (65) days after the Buyer's Closing Date (as defined in the Securities Purchase Agreement) or (ii) the Effective Date.

        "Common Stock" means the Company's common stock, par value $.001 per share.

        "Conversion Certificates" means certificates representing the shares of Common Stock issuable on conversion of the Designated Preferred Stock, including shares issued in payment of dividends on the Designated Preferred Stock.

        "Conversion Date" has the meaning ascribed to it in Paragraph B of
Article IV hereof.

        "Conversion Formula" has the meaning ascribed to it in Paragraph A of
Article IV hereof.

        "Conversion Price" means, with respect to any relevant date, the lower of (i) the Fixed Conversion Price or (ii) the Adjusted Conversion Price, each of which amountS shall be subject to adjustment as provided herein.

        "Converted Shares" means the shares of Designated Preferred Stock submitted for conversion at any time, whether on a Conversion Date or on an Automatic Conversion Date.

        "Effective Date" has the meaning ascribed to it in the Securities Purchase Agreement.

        "Final Lock-up Date" has the meaning ascribed to it in the Securities Purchase Agreement.

        "Fixed Conversion Price" means $0.75 per share (which amount is subject to adjustment subject to adjustment as contemplated by Article VIII hereof).

        "Holder" means a person or entity holding shares of the Designated Preferred Stock.

        "Junior Securities" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or


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winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

        "Liquidation Preference" means, with respect to a share of Designated Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

        "Pari Passu Securities" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

        "Principal Trading Market" means The Over the Counter Bulletin Board Market, or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is principally listed or traded at the relevant time, but shall not include the "pink sheets."

        "Registration Rights Agreement" has the meaning ascribed to it in the Securities Purchase Agreement.

        "Registration Statement" means the Registration Statement(s) to be filed by the Company pursuant to the Registration Rights Agreement for the resale of the Common Stock issuable upon conversion of the Designated Preferred Stock.

        "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by a Majority in Interest of the Holders (as defined in the Securities Purchase Agreement) of the Designated Preferred Stock and reasonably acceptable to the Company. "Securities" means the shares of Designated Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

        "Securities Purchase Agreement" means that certain Securities Purchase Agreement, dated on or about the date of the filing of this Certificate of Designations, to which the Company and the party or parties to whom shares of Designated Preferred Stock are initially issued are parties.

        "Senior Securities" means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary if, but only if, securities from such class or series have been issued prior to the Closing Date and such issuance was disclosed in the Securities Purchase Agreement.


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        "Stated Value" for the Designated Preferred Stock shall be $100.00 per share.

        "Trading Day" means any day during which the Principal Trading Market shall be open for business.

        "Transaction Agreements" has the meaning ascribed to it in the Securities Purchase Agreement and includes all ancillary documents entered into between the parties to those agreements.

        "Unconverted Preferred Stock" means, as of the relevant date, the shares of Designated Preferred Stock which have not yet been converted or for which a Notice of Conversion has been submitted but for which the certificates representing the Conversion Shares have not yet been delivered to the Holder.

                                 III. DIVIDENDS

        A. GENERALLY. The Holders of the Designated Preferred Stock shall be entitled to receive a dividend at the rate of 7% per annum on the outstanding Stated Value, payable on the date (the "Dividend Payment Date") which is the earlier of (i) the last calendar day of June and December of each calendar year or (ii) with respect to the relevant Converted Shares, on a Conversion Date or the relevant Automatic Conversion Date, as the case may be. The dividend shall accrue semi-annually (pro-rated on a daily basis for any period less than a half year from the later of the Issue Date or the previous Dividend Payment Date) and shall be payable in cash or, at the Company's option but subject to the other provisions of this Article III and Article IV Paragraph C, in Common Stock. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Designated Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. If not paid in full on a Dividend Payment Date, dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) semi-annually (based on a 365-day year), and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Corporation Law.

        B. DIVIDENDS PAID IN COMMON STOCK. If paid in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. If the dividend is to be paid in Common Stock, the Common Stock shall be delivered to the Holder, or per Holder's instructions, (i) if being issued in connection with a conversion, at the same time the Conversion Certificates pursuant to Paragraph B(1) of Article IV of this Certificate of Designations are to be delivered, and (ii) with respect to all other instances, within three (3) Trading Days after the Dividend Payment Date (such third business date, a "Delivery Date").

        C. DIVIDENDS PAID IN CASH. If the dividend is to be paid in cash, the Company shall


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make such payment on the Dividend Payment Date. If the dividend is not paid on the Dividend Payment Date, the dividend must be paid in Common Stock in accordance with the provisions of this Certificate of Designations, unless the Holder consents otherwise in each specific instance. Notwithstanding the foregoing, the Company's right to issue shares in payment of such dividends is applicable if, and only if, there is then in effect a current Registration Statement covering the shares to be issued to the Holder in payment of such dividends.

                                 IV. CONVERSION

        A.      CONVERSIONS.

                1. VOLUNTARY CONVERSIONS BY THE HOLDER. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder of shares of Designated Preferred Stock may, at any time and from time to time after the Commencement Date, convert each of its shares of Designated Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined by applying the Conversion Formula.

                2. AUTOMATIC CONVERSION. On the Automatic Conversion Date, without further action by the Holder, subject to the following provisions, the outstanding shares of Designated Preferred Stock shall be deemed converted into a number of fully paid and nonassessable shares of Common Stock determined by applying the Conversion Formula. Notwithstanding the foregoing, the provisions of Paragraph C of this
        Article IV shall apply on the Automatic Conversion Date, and, if, as a result of such provisions, less than all of the outstanding Unconverted Preferred Stock is not converted on the Automatic Conversion Date, the Automatic Conversion Date for the remaining Unconverted Preferred Stock shall be deferred to one or more successive Automatic Conversion Dates, each of which is ten (10) Trading Days after the immediately preceding Automatic Conversion Dates, until all Unconverted Preferred Stock is fully converted. If the Company timely pays in full any accrued dividends payable with respect to the Designated Preferred Stock held by a Holder as of the initial Automatic Conversion Date (including the shares then being converted), dividends shall cease to accrue on any remaining Unconverted Preferred Stock. If such payment is not made timely or is not made in full, dividends shall continue to accrue until the earliest date after the initial Automatic Conversion Date on which all accrued dividends through the date of payment have in fact been paid, but cease to accrue thereafter. Each such Automatic Conversion Date shall be deemed a "Conversion Date" for the relevant Unconverted Preferred Stock. The provisions of Article III shall apply to the conversions effected on each Automatic Conversion Date.

                3. CONVERSION FORMULA. The term "Conversion Formula" means the following formula:


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                        STATED VALUE OF CONVERTED SHARES
                                       CP

        where:

                "CP" means the Conversion Price in effect on the relevant Conversion Date.

        B. MECHANICS OF VOLUNTARY AND AUTOMATIC CONVERSION. To effect a voluntary conversion of Converted Shares, the Holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Company, Attn: CEO, as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Designated Preferred Stock and shall indicate such Holder's intention to convert the specific number of Converted Shares, representing all or a portion of the Holder's shares of Designated Preferred Stock. The date of conversion (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company, provided that, if the Notice of Conversion represents the conversion of all of the then Unconverted Preferred Stock of the Holder, the Holder must deliver to the Company the certificate or certificates representing all of the Holder's Designated Preferred Stock no later than five (5) Trading Days thereafter. In addition, following an Automatic Conversion Date on which all of the then Unconverted Preferred Stock of the Holder is converted in accordance with the provisions of Paragraph A of this Article IV, the Holder must deliver to the Company the certificate or certificates representing all of the Holder's Designated Preferred Stock. The shares being converted are referred to as the "Converted Shares."

                1. DELIVERY OF COMMON STOCK UPON CONVERSION. The Conversion Certificates will be delivered to the Converting Holder at the address specified in the Notice of Conversion (which may be the Converting Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address) and for a conversion on an Automatic Conversion Date, to the same address as the Holder's most recent conversion (unless the Holder gives alternative instructions in writing to the Company in the interim), via express courier, by electronic transfer or otherwise, within three (3) Trading Days (such third Trading Day, a "Delivery Date") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph, or the Automatic Conversion Date, as may be applicable, or
        (ii) if applicable, the date on which the Converted Shares are delivered to the Company.

                2. TAXES. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Designated Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Designated Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the


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        part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

                3. NO FRACTIONAL SHARES. If any conversion of Designated Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

                4. CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of Article IV above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be one of the top three nationally recognized accounting firms selected by the Holder (unless the Holders and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five (5) Trading Days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of
        Article IV above.

                5. CERTAIN EVENTS. In the event there is a Lower Price Transaction during the New Transaction Period (as those terms are used in the provisions of Section 4(g) of the Securities Purchase Agreement), the Conversion Price shall be amended to be equal to the Adjusted Conversion Price.

        6. DELAY IN DELIVERING CONVERSION CERTIFICATES. The Company understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Company agrees if there is a delay in the delivery of the Conversion Certificates (as adjusted in accordance with this provision) so that such Conversion Certificates are not received within two (2) Trading Days after the Delivery Date, to pay late payments to such Holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond two
        (2) Trading Days after the Delivery Date):1



-------------------------------
1       Example: Notice of Conversion is delivered on Monday, November 1, 2004.
The Delivery Date would be Monday, November 4 (the third Trading Day after such delivery). If the certificate is delivered by Monday, November 8 (2 Trading Days after the Delivery Date), no payment under this provision is due. If the certificates are delivered on November 9, that is 1 "Trading Day Late" in the table below; if delivered on November 16, that is 6 "Trading Days Late" in the table.


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           No. Trading Days           Late Payment For Each $10,000 of Stated
                 Late                Value or Dividend Amount Being Converted
         --------------------       --------------------------------------------
                           1                                        $100
                           2                                        $200
                           3                                        $300
                           4                                        $400
                           5                                        $500
                           6                                        $600
                           7                                        $700
                           8                                        $800
                           9                                        $900
                          10                                      $1,000
                         >10      $1,000 +$200 for each Trading Day Late
                                                          beyond 10 days

        The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the Holder within a reasonable time. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within two
        (2) Trading Days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion or the effect of the Automatic Conversion Date by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion or Automatic Conversion Date; PROVIDED, HOWEVER, that any payments contemplated by this Paragraph B(5) of this Certificate of Designations which have accrued through the date of such revocation notice shall remain due and owing to the Converting Holder notwithstanding such revocation.

        7.      BUY-IN. If, by the relevant Delivery Date, the Company fails for


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        any reason to deliver the Conversion Certificates and after such
        Delivery Date, the Holder of the Designated Preferred Stock being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right to require the Company to pay to the Converting Holder, in addition to and not in lieu of the amounts due under Paragraph B(6) of Article IV hereof (and in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder.

                8. DWAC CERTIFICATE DELIVERY. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

                9. CONVERSION OBLIGATIONS AND DEFAULT. If, at any time the Company challenges, disputes or denies the right of a Holder of Designated Preferred Stock to effect a conversion of the Designated Preferred Stock Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of the Securities Purchase Agreement or this Certificate of Designations (subject to the provisions of Paragraph B(4) of this Article IV with respect to certain disputes relating to calculations of the number of shares to be issued and subject to the provisions of Paragraph C of this Article VI with respect to Limitations on Conversions), then such Holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Designated Preferred Stock for which a Notice of Conversion has been refused pursuant to this Paragraph B(9) for cash, at an amount per share equal to the Holder Redemption Amount (as defined in Article VI Paragraph B), pursuant to the provisions of Article VI hereof.


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                10.     CONVERSION IN BANKRUPTCY. The Holder of any Designated
        Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Designated Preferred Stock notwithstanding the commencement of any case under 11 U.S.C. ss.101 ET SEQ. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such Holder's right to convert the Designated Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. ss.362.

        C. LIMITATIONS ON CONVERSIONS. Notwithstanding any other provision hereof or of any of the Transaction Agreements, in no event (except (i) as specifically provided in this Certificate of Designations as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any share of Designated Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on shares of Designated Preferred Stock in shares of Common Stock), to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Designated Preferred Stock or any unexercised right held by the Holder subject to a similar limitation), and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Designated Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). If the Holder transfers or assigns any shares of the Designated Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Paragraph (C) of this Article IV as if such transferee or assignee were an affiliate of the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the shares of Designated Preferred Stock.

                    V. RESERVATION OF SHARES OF COMMON STOCK

        A. RESERVED AMOUNT. Upon the initial issuance of the shares of Designated Preferred Stock and thereafter as long as there are any shares of Designated Preferred Stock outstanding, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the then outstanding Designated Preferred Stock such number of shares at least equal to

        (x) until the Final Lock-up Date, one hundred twenty-five percent (125%), and


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        (y)     thereafter, one hundred percent (100%)

of the number of shares of Common Stock issuable as may be required to satisfy the conversion rights of the Holders of all outstanding Designated Preferred Stock plus dividends thereon for three (3) years thereafter (whether or not previously converted). For the purposes of such calculations, the Company should assume that all outstanding shares of Designated Preferred Stock were convertible in full at any time, without regard to any restrictions which might limit any Holder's right to convert any of such shares held by any Holder. The number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased, and shall at all times be sufficient to provide for the conversion of the Designated Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the Holders of Designated Preferred Stock as provided in Article X Paragraph D.

        B. INSUFFICIENT SHARES IN RESERVED AMOUNT. If at any time the actual number of shares actually reserved is such that on any date, were that date a Conversion Date, the Company would not be able to honor in full the conversion submitted on that date of all Unconverted Preferred Stock of all Holders, then each Holder of Designated Preferred Stock shall be entitled to the remedies provided in Article VI. In furtherance of the foregoing, and not in lieu thereof, if either

        (i) the relevant Conversion Certificates are not received by the Holder within ten (10) Trading Days after the relevant Conversion Date, or

        (ii) the Holder determines, based on most recent relevant filings or other disclosure made by the Company and available to the public on the SEC's EDGAR system indicate that the condition of the first sentence of this Paragraph B has occurred the Holder may request the Company (by notice given in the manner contemplated by the Securities Purchase Agreement) to confirm the number of shares of Common Stock reserved for issuance to the Holder upon conversion of the Holder's then outstanding Designated Preferred Stock (including the shares submitted for conversion for which the Conversion Certificates have not yet been received by the Holder) and that such number represents the reservation of a sufficient number of shares as contemplated by this Article V. The Company shall provide such information, certified by an executive officer of the Company, in writing (the "Reserved Share Confirmation") to the Holder within five (5) Trading Days after its receipt of such request; provided, however, that if such signed Reserved Share Confirmation is not timely received by the Holder, then the condition in the first sentence of this Paragraph B shall be irrebuttably deemed to have occurred until such time as the Holder shall have received a Reserved Share Confirmation reflecting that the condition of such first sentence of this Paragraph B.


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

                                 VI. REDEMPTION

        A. REDEMPTION BY HOLDER. The term "Redemption Event" means any one or more of the following events:

        (i) the Company has not delivered Conversion Certificates to the Holder as contemplated by Article IV Paragraph B hereof for any reason within fifteen (15) Trading Days after the Conversion Date, the Holder thereafter gives written notice thereof to the Company and the Conversion Certificates are not received by the Holder within five (5) Trading Days after the Company's receipt of such notice (but the provisions of this clause (i) shall only apply until the delivery of Conversion Certificates and the payment of the accrued amounts contemplated by Paragraphs B(6) and 7 of Article IV hereof),

        (ii) the Company admits in writing, or the Reserved Share Confirmation received by the Holder indicates, that the condition of the first sentence of Paragraph B of Article V has occurred (but the provisions of this clause (ii) shall only apply until the Holder receives a Reserved Share Confirmation reflecting that the condition of such first sentence of Paragraph B of Article V is no longer true), or

        (iii) the Reserved Share Confirmation has not been received by the Holder within the time contemplated by Article V Paragraph B (but the provisions of this clause (iii) shall only apply until the Holder receives a Reserved Share Confirmation reflecting that the condition of such first sentence of Paragraph B of Article V is no longer true).

Upon the occurrence of any Redemption Event and for as long as a Redemption Event shall continue to exist, then, in addition to the rights provided in Paragraph D(6) and (7) of Article IV, each Holder of shares of Unconverted Preferred Stock (or of shares of Designated Preferred Stock for which a Conversion Notice has been submitted but the certificates representing the Conversion Shares have not yet been delivered to the Holder) shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice (a "Holder Redemption Notice") requesting the redemption of all or part of such Holder's shares of Designated Preferred Stock to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Designated Preferred Stock held by such Holder for an amount per share equal to the Holder Redemption Amount in effect at the time of the redemption hereunder.

        B. DEFINITION OF HOLDER REDEMPTION AMOUNT. The "Holder Redemption Amount" with respect to a share of Designated Preferred Stock being redeemed (each, a "Redeemed Share") means an amount payable in cash, equal to:

                       V                    x                 M
                -----------------
                       CP
        where:

                "V" means the outstanding Stated Value plus accrued but unpaid dividends through the date of payment of the Redemption Amount for the Redeemed Share (the "Redemption Payment Date");

                "CP" means the Conversion Price in effect on the Redemption Date (as defined below)

                "Redemption Date" means the date contemplated by a specific provision of this Certificate of Designations or, if no such date is specified, the date of redemption specified in the Holder Redemption Notice; and

                "M" means the average of the Closing Sale Prices for any five
        (5) Trading Days (which need not be consecutive) selected by the Holder of the Unconverted Share being redeemed. during the period beginning on the Redemption Date and ending on the Redemption Payment Date.

If the Company is obligated to pay the Holder Redemption Amount, the Company shall give the Holder at least three (3) Trading Days' notice of the Redemption Payment Date (provided that such date shall be no earlier than the tenth Trading Day after the Redemption Date), and, no later than the Trading Day prior to such designated date, the Holder shall, by notice to the Company, identify the value of "M" to the Company, together with a report derived from the Reporting Service supporting such value. If the Company does not pay the Holder Redemption Amount on the Redemption Date so specified, the Holder shall have the right to recompute the value of "M" by notice similarly given (but until such later notice is given, the computation in the latest notice from the Holder shall continue to be determinative of the value of "M" for purposes of determining the Holder Redemption Amount). The determination of the value of "M" shall not affect the determination of the value of "V" in determining the Holder Redemption Amount.

        C. REDEMPTION DEFAULTS. If the Company fails to pay any Holder the Holder Redemption Amount with respect to any share of Designated Preferred Stock within ten (10) Trading Days after its receipt of a Holder Redemption Notice or the Redemption Date, whichever is later, then the Holder of Designated Preferred Stock delivering such Holder Redemption Notice shall be entitled to interest on the Holder Redemption Amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law from the date on which the Company receives the Holder Redemption Notice until the date of payment of the Holder Redemption Amount hereunder. In the event the Company is not able to redeem all of the shares of Designated Preferred Stock subject to Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Designated Preferred Stock from each Holder pro rata, based on the total number of shares of Designated Preferred Stock outstanding at the time of redemption included by such Holder in all Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Designated Preferred Stock outstanding at the time of redemption included in all of the Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected.

                           VII. LIQUIDATION PREFERENCE

        A. LIQUIDATION EVENT. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Designated Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Designated Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Designated Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

        B. EXCLUSIONS. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                    VIII. ADJUSTMENTS TO THE CONVERSION PRICE

        The Conversion Price shall be subject to adjustment from time to time as follows:

        A. SALE. If, for as long as any shares of Designated Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction, expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Designated Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Designated Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding Designated Preferred Stock (without regard to the limits contemplated by Paragraph C of Article IV hereof) by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company or (ii) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding Designated Preferred Stock for the Holder Redemption Amount by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

        B. SPIN OFF. If, at any time prior to the Conversion Date of the balance of the Designated Preferred Stock held by a Holder or to the date of payment of the Holder Redemption Amount hereunder, the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Designated Preferred Stock outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Designated Preferred Stock") been converted as of the close of business on the Trading Day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Designated Preferred Stock, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Designated Preferred Stock then being converted, and (b) the denominator is the principal amount of the Outstanding Designated Preferred Stock.

        C. STOCK SPLITS, ETC. If, at any time while any shares of Designated Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common

Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

        D. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Designated Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price in effect at the time and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Designated Preferred Stock.

                                IX. VOTING RIGHTS

        A. GENERALLY. The holders of the Designated Preferred Stock have no voting power whatsoever, except as otherwise provided by the Corporation Law or otherwise contemplated by this Certificate of Designations.

        B. CLASS VOTING. To the extent that under the Corporation Law the vote of the holders of the Designated Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Designated Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (except as otherwise may be required under the Corporation Law, a "Required Interest") shall constitute the approval of such action by the class. To the extent that under the Corporation Law holders of the Designated Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Designated Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV Paragraph
E) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                                X. MISCELLANEOUS

        A. RANK. The Designated Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) PARI PASSU with any Pari Passu Securities; PROVIDED, HOWEVER, that as of the date of the initial filing of this Certificate of Designations, there are no Senior Securities and thereafter no additional Senior Securities or Pari Passu Securities shall be created without the written consent of a Required Interest.

        B. CANCELLATION OF DESIGNATED PREFERRED STOCK. If any shares of Designated Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Designated Preferred Stock.

        C. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Designated Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Designated Preferred Stock certificate(s), the Company shall execute and deliver new Designated Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Designated Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Designated Preferred Stock.

        D. ALLOCATION OF RESERVED AMOUNT. The initial Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Designated Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Designated Preferred Stock shall be allocated to the remaining holders of shares of Designated Preferred Stock, pro rata based on the number of shares of Designated Preferred Stock then held by such holders.

        E. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the Holder in good funds on the date specified herein or, if not so specified, within five (5) Trading Days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

        F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a Holder of Designated Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Designated Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

        G. AMENDMENTS. This Certificate of Designations may only be amended with the written consent of the holders of sixty-sixty and 2/3 percent (66-2/3%) of the outstanding Designated Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.




                                               AMEDIA NETWORKS, INC.

                                               /s/ Frank Galuppo

                                               By: Frank Galuppo

                                               Title: Chief Executive Officer

                                                                       EXHIBIT A

                             AMEDIA NETWORKS, INC..

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert Shares of the Series A 7% Convertible Preferred Stock)


TO:      AMEDIA NETWORKS, INC..                      VIA TELECOPIER TO:
         101 Crawfords Corner Road                   (732) 949-0105
         Holmdel, NJ 07733
         Attn: CEO

FROM:    _____________________________________________ ("Holder")

DATE:    _____________________________________________ (the "Conversion Date")

RE: Conversion of ______________ shares (the "Converted Shares") of the Series A 7% Convertible Preferred Stock (the "Preferred Stock") of AMEDIA NETWORKS, INC. (the "Company") into __________________ shares (the "Conversion Shares") of Common Stock (defined below)


         The captioned Holder hereby gives notice to the Company, pursuant to the Certificate of Designations of Convertible Preferred Stock of the Company (the "Certificate of Designations"), that the Holder elects to convert the Converted Shares into fully paid and non-assessable shares of Common Stock, $.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (CHECK ONE):

         [ ] $________________, representing the original Conversion Price (as defined in the Certificate of Designations)

         [ ] $________________, representing the original Conversion Price (as defined in the Certificate of Designations), adjusted in accordance with the provisions of the Certificate of Designations.

Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

                Name and Record Address                     Conversion Shares

                -------------------------------             ---------------

                -------------------------------             ---------------

                -------------------------------             ---------------

        It is the intention of the Holder to comply with the provisions of
Article 4(C) of the Certificate of Designations regarding certain limits on the Holder's right to convert thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believes this conversion complies with the provisions of said Article 4(C). Nonetheless, to the extent that, pursuant to the conversion effected hereby, the Holder would have more shares than permitted under said Article 4(C), this notice should be amended and revised, ab initio, to refer to the conversion which would result in the issuance of shares consistent with such provision. Any conversion above such amount is hereby deemed void and revoked.

        As contemplated by the Certificate of Designations, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above.

        If this Notice of Conversion represents the full conversion of the outstanding balance of the Preferred Stock registered in the name of the Holder, the Holder either (1) has previously surrendered the certificate(s) representing such Preferred Stock to the Company or (2) will surrender (or cause to be surrendered) the certificate(s) representing such Preferred Stock to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Notice of Conversion.

        The certificates representing the Conversion Shares should be transmitted by the Company to the Holder (CHECK ONE)

        [ ]     via express courier or

        [ ]     by electronic transfer (DTC)

within the time contemplated by the Certificate of Designations after receipt of this Notice of Conversion (by facsimile transmission or otherwise) to:


        -------------------------------------

        -------------------------------------

        -------------------------------------

        The Holder has determined that accrued but unpaid dividends on the Converted Shares through the Conversion Date is $____________________ (subject to further accrual if payment not timely made). As contemplated by the Certificate of Designations, the Company should also pay all such accrued but unpaid dividends on the Converted Shares to the Holder.

        -- If the Company elects to pay such dividends in Common Stock, as contemplated by and subject to the provisions of the Certificate of Designations, such shares should be issued in the name of the Holder and delivered in the same manner as, and together with, the Conversion Shares.

        -- If the Company elects or is required to pay the dividends in cash, such payment should be made by wire transfer as follows:


                       -----------------------------------

                       -----------------------------------

                       -----------------------------------







                                         --------------------------------------
                                                 (Print name of Holder)

                                         By:
                                             ----------------------------------
                                               (Signature of Authorized Person)

                                         --------------------------------------
                                         (Printed Name and Title)

                              NOTICE OF CONVERSION
                               WORKSHEET SCHEDULE



1. Current Common Stock holdings of Holder and Affiliates         _____________

2. Shares to be issued on current conversion1                     _____________

3. Other shares to be issued on other current conversion(s) and
         other current exercise(s)2                               _____________

4. Other shares eligible to be acquired within next 60 days
         without restriction                                      _____________

5. Total [sum of Lines 1 through 4]                               _____________

6. Outstanding shares of Common Stock3                            _____________

7. Adjustments to Outstanding

         a. Shares known to Holder as previously issued
             to Holder or others but not included in Line 6       ____________

         b. Shares to be issued per Line(s) 2 and 3               ____________

         c. Total Adjustments [Lines 7a and 7b]                   _____________

8. Total Adjusted Outstanding [Lines 6 plus 7c]                   _____________

9. Holder's Percentage [Line 5 divided by Line 8]                 _____________%
[Note: Line 9 not to be above 4.99%]







-------------------------------
1       Includes conversion of stated value and assumes dividends will be paid in Common Stock at the Conversion Price.

2       Includes shares issuable on conversion of convertible securities
(including assumed payment of interest or dividends) or exercise of other rights, including other warrants or options

3       Based on latest SEC filing by Company or information provided by executive officer of Company, counsel to Company or transfer agent.